Exhibit 10.7

July 24, 2019

Tien-Li Lee, M.D.

[…***…]

[…***…]

Re:	Offer of Employment

Dear Tien:

Aardvark Therapeutics, Inc. (“Aardvark” or the “Company”) is pleased to offer you the full-time exempt position of Chief Executive Officer and President on the following terms.

This is a full-time position and you will be expected to devote substantially all of your working time to the performance of your duties for the Company. You will work at the Company’s facility in San Diego, CA, except for reasonable business travel that may be required of you. The Company may change your duties, hours, and work location from time to time, in its discretion.

Your salary will be $300,000 per year, less payroll deductions and withholdings, effective as of July 1, 2019. You will be paid in accordance with the Company’s normal payroll practices; provided that the Company will defer and accrue payment of your salary until the earlier to occur of (a) December 31, 2019, (b) five days after the first date the Company raises at least $15 million in gross proceeds through the sale of Series A Preferred Stock of the Company (the “Deferral Period”). For purposes of clarification, your salary shall accrue during the Deferral Period. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. The Company may change compensation from time to time in its discretion. You will be eligible to participate in the Company’s health and welfare programs consistent with other employees at your same level in accordance with Company’s then-current benefit plan requirements, as such programs may be established or modified from time to time. The Company may change benefits from time to time in its discretion. You will be eligible to accrue 15 days of paid time off each year, accrued at the rate of 10 hours per month starting on your hire date, in accordance with the Company’s paid time off policy. The Company currently has 10 paid holidays each year. Paid time- off may be taken in accordance with applicable Company policies. Paid time off accrual will be capped at 1.5 times your annual paid time off accrual. When your accrued paid time off reaches the cap, you will not accrue additional paid time off time until some of the previously accrued paid time off is used and the accrued amount falls below the cap.

In addition, you will be eligible to be considered for a discretionary incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board of Directors of the Company (or a committee thereof) (collectively, the “Board”) in the Board’s sole and absolute discretion, which decision to be valid must include the affirmative consent of at least one Preferred Director (as defined in the Company’s Certificate of Incorporation, as may be amended or restated from time to time) so long as at least one Preferred Director is serving on the Board. Any Bonus for a fiscal year generally would be paid within three months after the close of such fiscal year. You are not entitled to any Bonus unless you are still employed by the Company at the time the Bonus is paid. The determinations of the Board with respect to your Bonus will be final and binding.

Tien-Li Lee, M.D.

July 24, 2019

The Company will reimburse you for any reasonable, actual and documented out-of-pocket expenses incurred by you in connection with your employment; provided that you submit written documentation of all such expenses to the Company promptly after they are incurred. The Company will reimburse you for expenses covered by this paragraph within 30 days of the Company’s receipt of proper documentation of such expenses.

Normal business hours are from 9:00 a.m.-6:00 p.m., Monday through Friday. This position is an exempt position, which means you are paid for the job and not by the hour and therefore, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

As a Aardvark employee, you will be expected to abide by Company rules, procedures and policies, as adopted or revised from time to time, and acknowledge in writing that you have read the Company’s Employee Handbook (once it becomes available). In addition, as a condition of this offer of employment, you will be required to review, complete and sign, prior to or on your first day of employment, and comply with the enclosed (a) Employee Proprietary Information and Inventions Agreement (the “Information and Inventions Agreement”); (b) Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”); and (c) California Labor Code Section 2810.5 Notice to Employee (the “Notice”).

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring on to Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

During the term of your employment with the Company, you agree not to consult with, act as an advisor or consultant to, serve as an employee, agent, manager or director of, or otherwise provide services to, any company or organization (whether for-profit, not-for-profit or otherwise) that is competitive with the Company, as determined by the Board, which determination to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board. Notwithstanding the foregoing, your continued services with the organizations set forth on EXHIBIT A attached hereto are deemed approved by the Board.

The Company does not offer tenured or guaranteed employment. Your employment relationship with Aardvark is at-will. You may terminate your employment with Aardvark at any time and for any reason whatsoever simply by notifying Aardvark. Likewise, Aardvark may terminate your employment at any time, with or without cause or advance notice. No provision of this letter will be construed to create an express or implied contract or promise of employment for any specific period of time. Your employment at-will status can only be modified in a written agreement signed by you and by the Board, which approval to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board.

Tien-Li Lee, M.D.

July 24, 2019

This letter, together with your Information and Inventions Agreement, the Arbitration Agreement and the Notice forms the complete and exclusive statement of the terms of your employment with Aardvark, and supersedes any other agreements or promises made to you by anyone, whether oral or written, regarding the matters described in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the Board, which modification to be valid must include the affirmative consent of at least one Preferred Director so long as at least one Preferred Director is serving on the Board. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company is under no obligation to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Aardvark may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or Aardvark’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and agree to participate through any on-line or electronic system that may be established and maintained by Aardvark or a third party designated by Aardvark.

This offer is contingent upon proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist Aardvark in complying with this requirement, you will need to complete Part 1 of the enclosed USCIS Employee Eligibility Verification Form (I-9)1 dating it with the date of your first day of work. Within your first three days of work, please bring with you documents that satisfy the requirements of Part 2 of Form I-9; either (i) one from List A or (ii) one from List B and one from List C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

Please sign and date this letter, and the enclosed Information and Inventions Agreement, Arbitration Agreement and Notice, and return them to the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company, such as restrictions imposed by a current or former employer.

[1]	http://www.uscis.gov/sites/default/files/files/form/i-9.pdf

Tien-Li Lee, M.D.

July 24, 2019

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Aardvark Therapeutics, Inc.

/s/ Bob Shin
Name: Bob Shin
Title: Director

Enclosures: Information and Inventions Agreement, Arbitration Agreement and Notice

ACCEPTED:

/s/ Tien-Li Lee
Tien-Li Lee, M.D.

Date: July 24, 2019

Tien-Li Lee, M.D.

July 24, 2019

EXHIBIT A

EyeCo, Inc.

MindX

Forcyte Biotechnologies, Inc.

Scilex Holding Company

Sorrento Therapeutics, Inc.